Exhibit (a)(1)
DESIGNATED EVENT NOTICE
TO HOLDERS OF
2.125% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024 ISSUED BY
NCI BUILDING SYSTEMS, INC.
CUSIP No. 628852AG0
     Reference is made to the Indenture, dated as of November 16, 2004 (the “Indenture”), by and between NCI Building Systems, Inc. (the “Company” or “we”) and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (in such capacity, the “Trustee”), relating to the Company’s 2.125% Convertible Senior Subordinated Notes Due 2024 (the “Notes”).
     On October 20, 2009, pursuant to and in accordance with the Investment Agreement, dated as of August 14, 2009, as amended, by and between Clayton, Dubilier & Rice Fund VIII, L.P. (“Fund VIII”) and the Company, the Company issued and sold to Fund VIII and CD&R Friends & Family Fund VIII, L.P. (together with Fund VIII, the “CD&R Funds”), and the CD&R Funds purchased from the Company, an aggregate of 250,000 shares of a series of convertible preferred stock, par value $1.00 per share, of the Company (the “CD&R Investment”). Under the terms of the Indenture, the CD&R Investment was a “Designated Event” and, pursuant to Section 3.05 of the Indenture and paragraph 7 of the Notes, following the occurrence of a Designated Event, each holder (a “Holder”) of Notes has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture.
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Designated Event Repurchase Option”), on December 8, 2009 (the “Designated Event Repurchase Date”), the Notes will be purchased by the Company for a purchase price (the “Purchase Price”) in cash equal to 100% of the principal amount thereof, together with the accrued and unpaid interest (the “Interest”) thereon and the additional amounts (the “Additional Amounts”) with respect thereto under the terms of the Registration Rights Agreement, dated as November 16, 2004, by and among the Company and the initial purchases of the Notes, if any, to, but excluding, the Designated Event Repurchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Designated Event Notice and the related notice materials, as amended and supplemented from time to time (the “Designated Event Repurchase Option Documents”). The amount of accrued and unpaid Interest accrued and unpaid to, but excluding, the Designated Event Repurchase Date on each $1,000 principal amount of the Notes is $1.2986. There are no accrued and unpaid Additional Amounts. Holders may surrender their Notes for purchase as provided in this Designated Event Notice from November 9, 2009 through 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     The Trustee has informed the Company that, as of the date of this Designated Event Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.
     To exercise your option to have the Company purchase the Notes and receive payment of the Purchase Price, you must validly deliver your Notes to the Paying Agent through DTC’s transmittal procedures prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. The right of Holders to surrender Notes for purchase pursuant to the Designated Event Repurchase Option expires at 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     The Paying Agent is The Bank of New York Mellon Trust Company, N.A. The address of the Paying Agent is:
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Kash Asghar
Telephone: (713) 483-6649
Fax: (713) 483-6954
     Additional copies of this Designated Event Notice may be obtained from the Paying Agent at its address set forth above. The date of this Designated Event Notice is November 9, 2009.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

IMPORTANT INFORMATION CONCERNING THE DESIGNATED EVENT REPURCHASE OPTION	5

1. Information Concerning the Company	5

2. Information Concerning the Notes	5

2.1 The Company’s Obligation to Purchase the Notes	6

2.2 Purchase Price	6

2.3 Conversion Rights of the Notes	7

2.4 Market for the Notes and our Common Stock	8

2.5 Optional Redemption	9

2.6 Ranking	9

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase	10

3.1 Method of Delivery	10

3.2 Agreement to be Bound by the Terms of the Designated Event Repurchase Option	10

3.3 Delivery of Notes	12

4. Right of Withdrawal	12

5. Payment for Surrendered Notes	13

6. Notes Acquired	13

7. Plans or Proposals of the Company	13

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	14

9. Legal Matters; Regulatory Approvals	16

10. Purchases of Notes by the Company and Its Affiliates	16

11. Certain U.S. Federal Income Tax Consequences	16

11.1 Consequences to U.S. Holders	17

11.2 Consequences to Non-U.S. Holders	18

12. Additional Information	19

13. No Solicitations	21

14. Definitions	21

15. Conflicts	21

SCHEDULE A: INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY	A-1

i

     No person has been authorized to give any information or to make any representations other than those contained in this Designated Event Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Designated Event Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Designated Event Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Designated Event Repurchase Option. You should consult your independent financial and tax advisors and must make your own decision as to whether to exercise the Designated Event Repurchase Option and, if so, the amount of Notes for which to exercise the Designated Event Repurchase Option.
     We and our affiliates, including our executive officers and directors, will be prohibited by Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Designated Event Repurchase Option for ten business days after the expiration of the Designated Event Repurchase Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Notes, in whole or in part pursuant to the terms and conditions of the Indenture , and to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Designated Event Repurchase Option, through redemption pursuant to the Indenture, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Designated Event Repurchase Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

ii

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Designated Event Repurchase Option (as defined below). To understand the Designated Event Repurchase Option fully and for a more detailed description of the terms of the Designated Event Repurchase Option, we urge you to read carefully the remainder of this Designated Event Notice because the information in this summary is not complete and the remainder of this Designated Event Notice contains additional important information. We have included section references to direct you to a more detailed description of the topics discussed in the summary.
Who is obligated to purchase my Notes?
     NCI Building Systems, Inc., a Delaware corporation (the “Company” or “we”), is obligated, at your option, to purchase its 2.125% Convertible Senior Subordinated Notes Due 2024 (the “Notes”). (See Section 1, “Information Concerning the Company.”)
Why are you obligated to purchase my Notes?
     On October 20, 2009, pursuant to and in accordance with the Investment Agreement, dated as of August 14, 2009, as amended, by and between Clayton, Dubilier & Rice Fund VIII, L.P. (“Fund VIII”) and the Company, the Company issued and sold to Fund VIII and CD&R Friends & Family Fund VIII, L.P. (together with Fund VIII, the “CD&R Funds”), and the CD&R Funds purchased from the Company, an aggregate of 250,000 shares of a series of convertible preferred stock, par value $1.00 per share, of the Company, designated the Series B Cumulative Convertible Participating Preferred Stock (the “CD&R Investment”). Under the terms of the Indenture, dated as of November 16, 2004 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (in such capacity, the “Trustee”), relating to the Notes, and pursuant to the terms of the Notes, the CD&R Investment is a “Designated Event”, which confers on each holder (each, a “Holder”) of the Notes the right to sell and triggers our obligation to purchase the Notes surrendered for purchase in accordance with the Indenture (the “Designated Event Repurchase Option”). We are required to repurchase the Notes of any Holder exercising the Designated Event Repurchase Option pursuant to the terms of the Notes and the Indenture. (See Section 2.1, “Information Concerning the Notes—The Company’s Obligation to Purchase the Notes.”)
What securities are you obligated to purchase?
     We are obligated to purchase all of the Notes surrendered at the option of the Holder thereof. As of November 6, 2009, there was $58,750 aggregate principal amount of the Notes outstanding. (See Section 2, “Information Concerning the Notes” and Section 10, “Purchases of Notes by the Company and Its Affiliates.”)
How much will you pay and what is the form of payment?
     Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price (the “Purchase Price”) equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest (the “Interest”) thereon and the additional amounts (the “Additional Amounts”) with respect thereto under the terms of the Registration Rights Agreement, dated as November 16, 2004, by and among the Company and the initial purchasers of the Notes, if any, to, but excluding, December 8, 2009 (the “Designated Event Repurchase Date”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. The amount of accrued and unpaid Interest to, but excluding, the Designated Event Repurchase Date on each $1,000 principal amount of the Notes is $1.2986. There are no accrued and unpaid Additional Amounts. The Purchase Price is based solely on the requirements of the Indenture and bears no relationship to the market price of the Notes or the common stock, par value $0.01, of the Company (the “Common Stock”). Pursuant to the terms of the Indenture, we will pay the Purchase Price in cash with respect to any

Notes validly surrendered for purchase and not withdrawn prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. (See Section 2.2, “Information Concerning the Notes—Purchase Price.”)
How can I determine the market value of the Notes?
     There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision with respect to the Designated Event Repurchase Option.
     The Notes may be converted into cash or shares of our Common Stock, depending on the circumstances at the time of conversion, in accordance with and subject to the terms of the Indenture. The conversion rate for the Notes, which is subject to adjustment in accordance with the terms of the Indenture, as of the date of this Designated Event Notice is 24.9121 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to a conversion price of $40.14 per share). The Notes are only convertible under certain circumstances, none of which are applicable as of the date of this Designated Event Notice.
     Our Common Stock, into which the Notes are convertible under certain circumstances, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NCS”. On November 5, 2009, the closing sale price of our Common Stock on the NYSE was $1.87 per share. (See Section 2.3 “Information Concerning the Notes—Conversion Rights of the Notes” and Section 2.4, “Information Concerning the Notes—Market for the Notes and our Common Stock.”)
What does the Company’s Board of Directors think of the Designated Event Repurchase Option?
     Although the Company’s Board of Directors approved the terms of Notes, including the Designated Event Repurchase Option, before the Notes were issued, it has not made any recommendation as to whether you should exercise or refrain from exercising the Designated Event Repurchase Option. You must make your own decision whether to exercise the Designated Event Repurchase Option and, if so, the amount of Notes for which to exercise the Designated Event Repurchase Option. (See Section 2.2 “Information Concerning the Notes—Purchase Price.”)
When does the Designated Event Repurchase Option expire?
     The Designated Event Repurchase Option expires at 11:59 p.m., New York City time, on the Designated Event Repurchase Date. We will not extend the period that Holders have to exercise the Designated Event Repurchase Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Section 2.1, “Information Concerning the Notes—The Company’s Obligation to Purchase the Notes.”)
What are the conditions to the Company’s purchase of the Notes?
     Provided that the Company’s purchase of validly surrendered Notes is not unlawful and that (i) no acceleration of the Notes following an event of default has occurred and not been rescinded prior to the Designated Event Repurchase Date in accordance with the terms of the Indenture and (ii) no applicable defaults under indebtedness senior to the Notes has occurred and is continuing on the Designated Event Repurchase Date, the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Designated Event Notice. Delivery of the Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to the payment of the Purchase Price to the Holder of such Notes. (See Section 2.1, “Information Concerning the Notes—The Company’s Obligation to Purchase the Notes.”)

How do I surrender my Notes?
     To surrender your Notes for purchase pursuant to the Designated Event Repurchase Option, you must surrender the Notes through the transmittal procedures of DTC on or before 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Designated Event Repurchase Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Designated Event Repurchase Option set forth in this Designated Event Notice. (See Section 3, “Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.”)
If I exercise the Designated Event Repurchase Option, when will I receive payment for my Notes?
     We will accept for payment all validly surrendered Notes promptly upon expiration of the Designated Event Repurchase Option. On or prior to 10:00 a.m. New York City time on the Designated Event Repurchase Date, we will deposit with the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly following the business day immediately following the Designated Event Repurchase Date distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Section 5, “Payment for Surrendered Notes.”)
     Your delivery of the Notes by book-entry transfer to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to your receipt of the Purchase Price for such Notes.
Can I withdraw previously surrendered Notes?
     Yes. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures before 11:59 p.m., New York City time, on the Designated Event Repurchase Date. (See Section 4, “Right of Withdrawal.”)
Do I need to do anything if I do not wish to exercise the Designated Event Repurchase Option?
     No. If you do not surrender your Notes before the expiration of the Designated Event Repurchase Option, we will not purchase your Notes on the Designated Event Repurchase Date, and such Notes will remain outstanding subject to their existing terms. (See Section 3, “Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.”)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?
     No. You may surrender all of your Notes, a portion of your Notes or none of your Notes. (See Section 3, “Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.”)
If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?
     Yes. If you do not surrender your Notes for purchase, your conversion rights under the Indenture will not be affected. You will continue have the right to convert each $1,000 principal amount of the Notes into 24.9121 shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Pursuant to the terms and conditions of the Indenture and the Notes, the Notes are only convertible under certain circumstances, none of which are applicable as of the date of this Designated Event Notice. (See Section 2.3 “Information Concerning the Notes—Conversion Rights of the Notes.”)
Will there be tax consequences if I surrender my Notes for purchase pursuant to the Designated Event Repurchase Option?
     The surrender of any Note for cash pursuant to the Designated Event Repurchase Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. You should consult with your independent tax advisor regarding the actual tax consequences to you. (See Section 11, “Certain U.S. Federal Income Tax Consequences.”)
Who is the Paying Agent?
     The Bank of New York Mellon Trust Company, N.A., the trustee under the Indenture, is serving as Paying Agent in connection with the Designated Event Repurchase Option. Its address and telephone and fax numbers are set forth on the front cover of this Designated Event Notice.
Whom can I contact if I have questions about the Designated Event Repurchase Option?
     Questions and requests for assistance in connection with the Designated Event Repurchase Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Designated Event Notice.

IMPORTANT INFORMATION CONCERNING THE DESIGNATED EVENT REPURCHASE OPTION
     1. Information Concerning the Company. NCI Building Systems, Inc., a Delaware corporation (the “Company”), is obligated to purchase its 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) which have been surrendered for purchase by holders of Notes (the “Holders”) pursuant to the Designated Event Repurchase Option (as defined below) and not withdrawn. The Notes are convertible into cash or shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), depending on the circumstances at the time of conversion, in accordance with and subject to the terms of the Indenture, dated as of November 16, 2004 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (in such capacity, the “Trustee”). Pursuant to the terms and conditions of the Indenture and the Notes, the Notes are only convertible under certain circumstances, none of which are applicable as of the date of this Designated Event Notice. The Company is both the “filing person” and the “subject company.”
     The Company is a leading North American integrated manufacturer and supplier of metal coil coating services, metal building components and engineered metal buildings systems. Of the $236 billion nonresidential construction industry in 2008, the Company primarily serves the low-rise nonresidential construction market (five stories or less), which, according to FW Dodge/McGraw-Hill, represents approximately 88% of the total nonresidential construction industry. The Company’s broad range of products are used in repair, retrofit and new construction activities, primarily in North America.
     The Company provides metal coil coating services for commercial and construction applications, servicing both internal and external customers. The Company designs, engineers, manufactures and markets what it believes is one of the most comprehensive lines of metal components and engineered building systems in the industry, with a reputation for high quality and superior engineering and design. The Company goes to market with well-recognized brands, which allows it to compete effectively within a broad range of end-user markets, including industrial, commercial, institutional and agricultural. The Company’s service versatility allows it to support the varying needs of our diverse customer base, which includes general contractors and subcontractors, developers, manufacturers, distributors and a network of over 4,400 authorized builders across North America.
     The Company is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada. The Company’s broad geographic footprint, along with its hub-and-spoke distribution system, allows it to efficiently supply a broad range of customers with high quality customer service and reliable deliveries.
     The Company was founded in 1984 and reincorporated in Delaware in 1991. In 1998, the Company acquired Metal Building Components, Inc. and doubled its revenue base. With the merger, the Company became the largest domestic manufacturer of nonresidential metal components. In 2006, the Company acquired Robertson-Ceco II Corporation, which operates the Ceco Building Systems, Star Building Systems and Robertson Building Systems divisions of the Company’s business and is a leader in the metal buildings industry. This transaction has created an organization with greater product and geographic diversification, a stronger customer base and a more extensive distribution network than either company had separately.
     The Company’s principal offices are located at 10943 North Sam Houston Parkway West, Houston, Texas 77064, and our telephone number is (281) 897-7788. The Company’s website address is www.ncilp.com. The information contained on the Company’s website is not part of this Designated Event Notice.
     2. Information Concerning the Notes. Pursuant to the Indenture, on November 16, 2004, the Company issued $180,000,000 in aggregate principal amount of the Notes. Cash interest accrues on the Notes at a rate of 2.125% per annum and is payable semi-annually on November 15 and May 15 to the person in whose name a Note is registered on the preceding November 1 or May 1, as the case may be. The Notes mature on November 15, 2024. As of November 6, 2009, there was $58,750 aggregate principal amount of the Notes outstanding.

          2.1 The Company’s Obligation to Purchase the Notes. On October 20, 2009, pursuant to and in accordance with the Investment Agreement, dated as of August 14, 2009, as amended, by and between Clayton, Dubilier & Rice Fund VIII, L.P. (“Fund VIII”) and the Company, the Company issued and sold to Fund VIII and CD&R Friends & Family Fund VIII, L.P. (together with Fund VIII, the “CD&R Funds”), and the CD&R Funds purchased from the Company, an aggregate of 250,000 shares of a series of convertible preferred stock (the “Preferred Stock”), par value $1.00 per share, of the Company, designated the Series B Cumulative Convertible Participating Preferred Stock (the “CD&R Investment”). Under the terms of the Indenture, the CD&R Investment was a “Designated Event”, following the occurrence of which, each holder (a “Holder”) of Notes has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture. Pursuant to the terms and conditions of the Indenture, we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option (the “Designated Event Repurchase Option”), on December 9, 2009 (the “Designated Event Repurchase Date”).
          The Designated Event Repurchase Option will expire at 11:59 p.m., New York City time, on the Designated Event Repurchase Date. We will not extend the period that Holders have to exercise the Designated Event Repurchase Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).
          The purchase by the Company of validly surrendered Notes is not subject to any conditions other than (1) that the Company’s purchase is not unlawful, (2) the satisfaction of the procedural requirements described in this Designated Event Notice, (3) that no acceleration of the Notes following an event of default has occurred and not been rescinded prior to the Designated Event Repurchase Date in accordance with the terms of the Indenture and (4) that no Senior Indebtedness Default (defined below) has occurred and is continuing on the Designated Event Repurchase Date.
          A “Senior Indebtedness Default” is (i) a payment default on any indebtedness senior to the Notes (unless and until such payment default shall have been cured or waived in writing by the holders of such senior indebtedness); (ii) a default (other than a default referred to in the preceding clause (i)) on any indebtedness senior to the Notes that permits holders of such senior indebtedness to accelerate the maturity thereof and either the default is the subject of judicial proceedings or the Trustee receives a written notice of default thereof from (A) the administrative agent for the lenders under the Company’s existing credit facility or (B) any holder of more than $10,000,000 of senior indebtedness (or a representative of holders who collectively hold more than $10,000,000 of senior indebtedness) who may give such notice pursuant to the instrument evidencing or document governing such senior indebtedness (unless and until the earlier of (A) the date on which such a default as described in clause (ii) is cured, waived or ceases to exist or (B) 179 days after the receipt by the Company of the written notice of default described in clause (ii) ).
          If any Notes remain outstanding following the expiration of the Designated Event Repurchase Option, upon the terms and subject to the conditions set forth in the Indenture and the Notes, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on November 15, 2014, November 15 2019 and following the occurrence of any other Designated Event, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest (the “Interest”) thereon and additional amounts (the “Additional Amounts”) with respect thereto under the terms of the Registration Rights Agreement, dated as November 16, 2004, by and among the Company and the initial purchases of the Notes, if any, to, but excluding, the purchase date thereof. The Company will pay such purchase price in cash.
          2.2 Purchase Price. Pursuant to terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Designated Event Repurchase Date is equal to 100% of the principal amount thereof, plus the accrued and unpaid Interest and Additional Amounts, if any, to, but excluding, the Designated Event Repurchase Date (the “Purchase Price”). The amount of accrued and unpaid Interest, accrued and unpaid to, but not including, the Designated Event Repurchase Date on each $1,000 principal amount of the Notes is $1.2986. There are no accrued and unpaid Additional Amounts. Pursuant to the terms of the Indenture and the Notes, the Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase (and not thereafter withdrawn) prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Purchase Price to the Holder of such Notes.
          The Purchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Purchase Price may be significantly higher or lower than the current market price of the Notes. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.
          None of the Company, its Board of Directors, or its employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Designated Event Repurchase Option. Each Holder must make his or her own decision whether to exercise the Designated Event Repurchase Option and, if such Holder chooses to exercise the Designated Event Repurchase Option, the principal amount of Notes for which to exercise the Designated Event Repurchase Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.
          You should also consult with your independent tax advisors regarding the tax consequences of surrendering the Notes for cash pursuant to the Designated Event Repurchase Option, including the applicability and effect of any U.S. federal, state, and local tax law and any foreign tax consequences in light of your own particular circumstances.
          2.3 Conversion Rights of the Notes. The Notes are convertible into cash or shares of our Common Stock, depending on the circumstances at the time of conversion, in accordance with and subject to the terms of the Indenture. The conversion rate of the Notes, which is subject to adjustment in accordance with the terms of the Indenture (as adjusted, the “Conversion Rate”), as of the date of this Designated Event Notice is 24.9121 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to a conversion price (as adjusted, the “Conversion Price”) of $40.14 per share). Under the terms of the Indenture, the Notes are only convertible under the following circumstances, none of which are applicable as of the date of this Designated Event Notice:
•	during any calendar quarter commencing after December 31, 2004, and only during such calendar quarter, if the closing price of the Common Stock exceeds 120% of the Conversion Price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter; or

•	during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of such measurement period was less than 98% of the product of the closing price of the Common Stock and the applicable Conversion Rate; provided, however, that the Notes may not be converted if on any day during such measurement period the closing price of the Common Stock was between 100% and 120% of the then current Conversion Price; or

•	if the Notes have been called for redemption; or

•	upon the occurrence of specified corporate transactions, which include certain dividends and distributions to NCI’s shareholders; or

•	upon the occurrence of certain events, which include certain fundamental changes in the Company and the Common Stock no longer being traded on a national securities exchange or the Nasdaq market.

          The Paying Agent is currently acting as Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Designated Event Notice.
          Holders who do not surrender their Notes for purchase pursuant to the Designated Event Repurchase Option will maintain the right to convert their Notes into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Any Notes surrendered for purchase pursuant to the Designated Event Repurchase Option may be converted in accordance with the terms of the Indenture only if they have been validly withdrawn before 11:59 p.m., New York City time, on the Designated Event Repurchase Date, as described below in Section 4 of this Designated Event Notice under “—Right of Withdrawal.”
          2.4 Market for the Notes and our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Designated Event Repurchase Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Designated Event Repurchase Option.
          Our Common Stock, into which the Notes are convertible under the circumstances described above in Section 2.3 of this Designated Event Notice under “—Conversion Rights of the Notes”, is listed on the New York Stock Exchange (“NYSE”) under the symbol “NCS”. The following table shows, for the periods indicated, the high and low closing sales prices per share of our Common Stock as reported by the NYSE:

	High	Low
Fiscal Year Ended October 28, 2007
First Quarter	$61.12	$49.74
Second Quarter	60.61	45.38
Third Quarter	52.93	47.81
Fourth Quarter	52.07	36.35
Fiscal Year Ended November 2, 2008
First Quarter	$39.90	$23.06
Second Quarter	34.13	19.99
Third Quarter	39.81	23.20
Fourth Quarter	40.95	14.25
Fiscal Year Ended November 1, 2009
First Quarter	$19.35	$11.56
Second Quarter	13.26	1.76
Third Quarter	7.50	1.81
Fourth Quarter	5.12	1.60
Fiscal Year Ending October 31, 2010
First Quarter (through November 5, 2009)	2.00	1.75
          On November 5, 2009, the closing sale price of our Common Stock, as reported by the NYSE, was $1.87 per share. As of November 4, 2009, there were 90,556,040 shares of Common Stock outstanding.

          The following table lists the high and low bid prices per $100 principal amount of convertible notes for each quarter during the past two fiscal years as reported on Bloomberg:

	High	Low
Fiscal Year Ended October 28, 2007
First Quarter	$157.66	$137.46
Second Quarter	155.28	127.49
Third Quarter	139.59	134.27
Fourth Quarter	129.27	107.49
Fiscal Year Ended November 2, 2008
First Quarter	$108.33	$94.10
Second Quarter	102.37	90.75
Third Quarter	110.51	95.71
Fourth Quarter	108.74	83.00
Fiscal Year Ended November 1, 2009
First Quarter	$82.00	$65.00
Second Quarter	85.75	57.50
Third Quarter	85.38	53.50
Fourth Quarter	148.00	69.00
          Since October 20, 2009, there has been no established trading market for the Notes.
          The Holders of Notes are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. The Company historically has not paid dividends on its Common Stock.
          The Preferred Stock is convertible at any time into a number of shares of Common Stock, with the precise number determined by a formula in the Certificate of Designations, Preferences, Limitations and Rights of Series B Cumulative Convertible Participating Preferred Stock of the Company. Each share of Preferred Stock is entitled to vote with holders of shares of Common Stock on an as-converted basis (without taking into account any limitations on convertibility that may then be applicable). Based on the initial conversion price, the 250,000 shares of Preferred Stock issued to the CD&R Funds in the CD&R Investment are convertible into 196,109,194 shares of Common Stock (or approximately 68.4% of our voting power).
          We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Designated Event Repurchase Option.
          2.5 Optional Redemption. Beginning on November 20, 2009, the Notes are redeemable for cash at any time at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid Interest and Additional Amounts, if any, to, but excluding, the date fixed for redemption, as provided for in the Indenture and the Notes. Although it is not required to do so, the Company currently expects to redeem for cash pursuant to the Indenture, as soon after the Designated Event Repurchase Date as is practicable, all then outstanding Notes not repurchased on the Designated Event Repurchase Date or validly converted by the Holder prior to the date of redemption in accordance with the Indenture.
          2.6 Ranking. The Notes are our unsecured senior subordinated obligations, rank equal in right of payment with all our other existing and future unsecured and subordinated indebtedness that specifically provides that such indebtedness is to have the same rank as the Notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of the Company that is not senior to the Notes and rank senior in right of payment with all our existing and future indebtedness that specifically provides that such indebtedness is subordinated to the Notes. The Notes are effectively subordinated to all existing and future secured debt of the Company to the extent of the security for such secured debt and rank junior in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of such senior indebtedness.
     3. Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Purchase Price for their Notes unless they validly surrender (and do not thereafter withdraw) the Notes on or before 11:59 p.m., New York City time, on the Designated Event Repurchase Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes.
     If Holders do not validly surrender their Notes on or before 11:59 p.m., New York City time, on the Designated Event Repurchase Date or if they withdraw validly surrendered Notes before 11:59 p.m., New York City time, on the Designated Event Repurchase Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.
     You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Designated Event Repurchase Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.
          3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Designated Event Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.
          This Designated Event Notice constitutes the Designated Event Notice (as defined and described in the Indenture) and delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of a duly completed and executed Option to Elect Repurchase Upon a Designated Event (as defined and described in the Indenture). Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.
          3.2 Agreement to be Bound by the Terms of the Designated Event Repurchase Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:
•	such Notes shall be purchased as of the Designated Event Repurchase Date pursuant to the terms and conditions set forth in this Designated Event Notice;

•	such Holder agrees to all of the terms of this Designated Event Notice;

•	such Holder has received this Designated Event Notice and acknowledges that this Designated Event Notice provides the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Designated Event Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company, its affiliates and their respective directors, officers and employees from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Designated Event Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Designated Event Notice and the related notice materials, as amended and supplemented from time to time (the “Designated Event Repurchase Option Documents”);

•	payment for Notes purchased pursuant to the Designated Event Notice will be made by deposit of the Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Designated Event Notice at any time prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Designated Event Repurchase Option and the Designated Event Repurchase Option Documents shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Designated Event Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

          3.3 Delivery of Notes.
          Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
          Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date; and

•	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Designated Event Repurchase Option and that such participant has received and agrees to be bound by the terms of the Designated Event Repurchase Option, including those set forth above, in “Agreement to be Bound by the Terms of the Designated Event Repurchase Option.”

•	In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Designated Event Repurchase Option, including those set forth above in Section 3.2 of this Designated Event Notice under “—Agreement to be Bound by the Terms of the Designated Event Repurchase Option.”
          You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
          If on the business day immediately following the Designated Event Repurchase Date, the Paying Agent holds, in accordance with the terms of the Indenture, sufficient cash to pay the Purchase Price for the Notes that are to be purchased as of the Designated Event Repurchase Date, then on, and after such date, such Notes will cease to be outstanding, Interest and Additional Amounts, if any, on such Notes will cease to accrue, and all other rights (other than the right to receive the Purchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.
     4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date, by following the withdrawal procedures described below.
     This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 11:59 p.m., New York City time, on the Designated Event Repurchase Date. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount of the Note with respect to which such notice of withdrawal is being submitted); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.
     The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
     You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Designated Event Repurchase Date.
     Holders may withdraw any Notes previously delivered to the Paying Agent and not yet accepted for payment after the expiration of 40 business days from the date of this Designated Event Notice.
     5. Payment for Surrendered Notes. On or prior to the Designated Event Repurchase Date, and in no event later than 10:00 a.m. New York City time on the Designated Event Repurchase Date, the Company will deposit with the Paying Agent the amount of cash sufficient to pay the Purchase Price for all surrendered Notes, and the Paying Agent will promptly following the business day immediately after the Designated Event Repurchase Date cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 11:59 p.m., New York City time, on the Designated Event Repurchase Date. Your delivery of the Notes by book-entry transfer to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to your receipt of the Purchase Price for such Notes.
     The total amount of funds required by us to purchase all of the Notes is approximately $58,826.29 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment). In the event any Notes are surrendered and accepted for payment, we intend to use a portion of the cash proceeds from the CD&R Investment that have been set aside and segregated for this purpose to purchase the Notes. We do not have any alternative financing plans.
     6. Notes Acquired. Any Notes purchased by us pursuant to the Designated Event Repurchase Option will be canceled by the Trustee, pursuant to the terms of the Indenture.
     7. Plans or Proposals of the Company. Except as described in our filings with Securities and Exchange Commission (the “SEC”), in the Designated Event Repurchase Option Documents (including as described below in this Section 7) or as previously announced, we currently have no agreements, nor have we authorized any actions, which would be material to a Holder’s decision to exercise the Designated Event Repurchase Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our significant subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 1 2(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
     In connection with and concurrently with the closing of the CD&R Investment, the Company entered into the Stockholders Agreement with the CD&R Funds, dated as of October 20, 2009 (the “Stockholders Agreement”), which set forth certain terms and conditions regarding the CD&R Investment and the CD&R Funds’ ownership of shares of Preferred Stock, providing for, among other things, corporate governance rights. Pursuant to the Stockholders Agreement, effective as of November 10, 2009, the Board of Directors of the Company will appoint two additional individuals designated by the CD&R Funds, Kathleen J. Affeldt and Jonathan L. Zrebiec, as directors.
     In addition, in connection with and prior to the launch of the Exchange Offer (described below in Section 10 of this Designated Event Notice under “—Purchases of Notes by the Company and Its Affiliates”), the Company entered into the Lock-Up and Voting Agreement, dated as of August 31, 2009 (as amended, the “Lock-Up and Voting Agreement”), among the Company and the holders of the Notes that were signatories thereto (the “Lock-Up Holders”), pursuant to which, among other things, in accordance with the terms and conditions thereof, each Lock-Up Holder irrevocably agreed to tender in the Exchange Offer all Notes held by or beneficially owned by it, or with respect to which it served as a manager or investment advisor having the unrestricted power to vote or dispose thereof. Pursuant to the Lock-Up and Voting Agreement, the Board of Directors will appoint one individual designated by certain Lock-Up Holders, John J. Holland, as director, effective as of November 10, 2009.
     8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate”

or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Designated Event Notice, except as disclosed below in Section 10 of this Designated Event Notice under “—Purchases of Notes by the Company and Its Affiliates.” A list of our executive officers and directors is attached to this Designated Event Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.
     Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof.
     In addition, as a result of their respective positions with Clayton, Dubilier & Rice, Inc., the manager of the CD&R Funds (“CD&R, Inc.”), one or more of our directors, namely James G. Berges and Nathan K. Sleeper and, subject to his appointment as a director, Jonathan L. Zrebiec, may be deemed to have an indirect material interest in securities of the Company because they may be deemed to have an indirect material interest in the following agreements:
•	the Investment Agreement, pursuant to which a deal fee was paid to CD&R, Inc. on October 20, 2009;

•	the Stockholders Agreement, which set forth certain terms and conditions regarding the CD&R Investment and the CD&R Funds’ ownership of shares of Preferred Stock, including certain restrictions on the transfer of the Preferred Stock and the shares of Common Stock issuable upon conversion thereof and on certain actions of the CD&R Funds and their controlled affiliates with respect to the Company, and to provide for, among other things, preemptive rights, corporate governance rights and consent rights as well as other obligations and rights;

•	a Registration Rights Agreement, dated as of October 20, 2009 (the “Registration Rights Agreement”), by and between the Company and the CD&R Funds, pursuant to which the Company granted to the CD&R Funds and any other stockholder of the Company that may become a party to the Registration Rights Agreement in accordance with its terms certain customary registration rights with respect to the shares of Common Stock issuable upon conversion of the CD&R Funds’ shares of Preferred Stock; and

•	an Indemnification Agreement, dated as of October 20, 2009 (the “Indemnification Agreement”), by and between the Company, NCI Group, Inc., a wholly owned subsidiary of the Company, Robertson-Ceco II Corporation, a wholly owned subsidiary of the Company, the CD&R Funds and CD&R, Inc., pursuant to which the Company, NCI Group, Inc. and Robertson-Ceco II Corporation agreed to indemnify CD&R, Inc., the CD&R Funds and their general partners, the special limited partner of Fund VIII and any other investment vehicle that is a stockholder of the Company and is managed by CD&R, Inc. or CD&R, Inc.’s affiliates, their respective affiliates and successors and assigns and the respective directors, officers, partners, members, employees, agents, representatives and controlling persons of each of them, or of their respective partners, members and controlling persons, against certain liabilities arising out of the Transactions and certain other liabilities and claims.
     Except as described above in this Section 8, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Designated Event Repurchase Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Designated Event Repurchase Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Designated Event Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.
     10. Purchases of Notes by the Company and Its Affiliates. On October 20, 2009, in connection with the closing of the CD&R Investment, the Company consummated an exchange offer (the “Exchange Offer”) to acquire all of the Notes in exchange for a combination of cash and shares of Common Stock. Upon the closing of the Exchange Offer and pursuant to the terms thereof, the Company purchased $179,941,250 principal amount of the Notes that had been outstanding prior to the consummation of the Exchange Offer. Each tendering Holder received $500 in cash and 390 shares of common stock for each $1,000 principal amount of Notes and related accrued Interest that was validly tendered and not withdrawn in the Exchange Offer.
     Effective on the date of this Designated Event Notice, we and our affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Designated Event Repurchase Option until at least the tenth business day after the Designated Event Repurchase Date. Following such time, if any Notes remain outstanding, we may exercise our right to redeem such Notes, in whole or in part pursuant to the terms and conditions of the Indenture, and we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Designated Event Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Designated Event Repurchase Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Designated Event Repurchase Option as described in this Designated Event Notice. Although it is not required to do so, the Company currently expects to redeem for cash pursuant to the Indenture, as soon after the Designated Event Repurchase Date as is practicable, all then outstanding Notes not repurchased on the Designated Event Repurchase Date or validly converted by the Holder prior to the date of redemption in accordance with the Indenture.
     11. Certain U.S. Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences to U.S. Holders and non-U.S. Holders (each term as described below and which are collectively referred to in this Section 11 as “holders”), relating to the surrender of the Notes for cash pursuant to the Designated Event Repurchase Option. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this Designated Event Notice. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of surrendering the Notes for cash pursuant to the Designated Event Repurchase Option. No assurance can be given that the Internal Revenue Service (the “IRS”)will not challenge one or more of the tax consequences described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of surrendering the Notes for cash pursuant to the Designated Event Repurchase Option. This discussion is not tax advice, and holders are urged to consult their independent tax advisors regarding the tax consequences to them of surrendering the Notes for cash pursuant to the Designated Event Repurchase Option.
     This discussion addresses only the U.S. federal income tax consequences that are relevant to holders that hold Notes as capital assets within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of surrendering the Notes for cash pursuant to the Designated Event Repurchase Option. Additionally, this discussion does not address any of the tax consequences to holders that may be subject to special tax treatment with respect to surrendering the Notes for cash pursuant to the Designated Event Repurchase Option, including banks, thrift institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, personal holding companies, tax-exempt organizations, insurance companies, persons who elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the Notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction, U.S. Holders whose “functional currency” is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, certain former citizens or residents of the United States, brokers, traders or dealers in securities or currencies, any person owning Notes in denominations other than $1,000 or any integral multiple thereof, or any person owning directly, indirectly or constructively 5% of more of the total voting power or total value of our stock or any affiliate of such person. Further, this discussion does not address the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that surrenders the Notes for cash pursuant to the Designated Event Repurchase Option.
     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note, as applicable, that is, for U.S. federal income tax purposes:
     • an individual who is a citizen or resident of the United States;
     • a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;
     • an estate, if its income is subject to U.S. federal income taxation regardless of its source; or
     • a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
     For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note, as applicable, that is neither a partnership for U.S. federal income tax purposes nor a U.S. Holder.
     If an entity treated as a partnership for U.S. federal income tax purposes holds a Note and surrenders the Note for cash pursuant to the Designated Event Repurchase Option, the tax treatment of a partner in such partnership generally will depend on the status of the partner and on the activities of the partnership. Partners of entities treated as partnerships for U.S. federal income tax purposes are urged to consult their independent tax advisors regarding the tax consequences to them of the surrender of Notes for cash pursuant to the Designated Event Repurchase Option.
     The following discussion assumes that the Notes are treated as debt instruments for U.S. federal income tax purposes.
          11.1 Consequences to U.S. Holders.
          Surrender of Notes for Cash. The surrender of any Note for cash pursuant to the Designated Event Repurchase Option will be a taxable transaction, and the U.S. federal income tax consequences of the surrender to a U.S. Holder will be as follows:
•	Gain or loss generally will be recognized in an amount equal to the difference between (i) the amount of cash received (excluding cash attributable to any accrued and unpaid interest, which, if not previously included in income, generally will be taxable to the U.S. Holder as interest income) and (ii) the U.S. Holder’s adjusted tax basis in the Note.

•	Subject to the discussion of “market discount” below, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the surrender. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.
          Market Discount. A U.S. Holder that purchased its Notes at a market discount (defined as the excess, subject to a de minimis threshold, of the stated redemption price of the Note at maturity over the U.S. Holder’s basis in such Note immediately after its acquisition) may be subject to the market discount rules of the Internal Revenue Code. Under those rules, any gain recognized on the surrender of such Notes generally would be treated as ordinary income to the extent of the market discount accrued during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued.
          Backup Withholding and Information Reporting. Payments of interest on the Notes and payments with respect to amounts realized upon the surrender of the Notes may be reported to the IRS and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides a valid taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.
          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
          11.2 Consequences to Non-U.S. Holders.
          Surrender of Notes for Cash. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding taxes with respect to any gain recognized on the surrender of Notes for cash pursuant to the Designated Event Repurchase Option unless:
•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains or, in the case of an individual, a fixed base), in which case the gain generally will be subject to tax in the same manner as effectively connected income as described below in this Section 11.2 below under “—Income Effectively Connected with a U.S. Trade or Business”;

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the surrender and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30% (or such lower rate of withholding tax as may apply under an income tax treaty for which the Non-U.S. Holder is eligible); or

•	the Non-U.S. Holder meets certain ownership requirements and the Company has been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the five-year period ending on the date of the surrender or, if shorter, the Non-U.S. Holder’s holding period with respect to the Notes. However, the Company does not believe that it is currently, or has been at any time over the past five years, a USRPHC, nor does it anticipate becoming a USRPHC.
          Accrued and Unpaid Interest. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the Notes, if the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base), provided that the Non-U.S. Holder:

•	does not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

•	is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and

•	certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable form).
          If a Non-U.S. Holder cannot satisfy the requirements described above, payments treated as interest made to the Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder (i) qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming income tax treaty benefits) or (ii) establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States as further discussed in this Section 11.2 below under “—Income Effectively Connected with a U.S. Trade or Business.” A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.
          Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest or gain with respect to a Note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment (or, in the case of an individual, a fixed base) to which the interest or gain is attributable, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis on such interest or gain in the same manner as a U.S. Holder, as described above in Section 11.1 under “—Consequences to U.S. Holders.”
          Such interest generally will be exempt from U.S. federal withholding tax if the Non-U.S. Holder claims the exemption by providing a properly executed IRS Form W-8ECI or other applicable form to the payer on or before the relevant payment date. In addition, if the Non-U.S. Holder is a corporation, the Non-U.S. Holder may be subject to a U.S. branch profits tax at a rate of 30% on its effectively connected income, as adjusted for certain items, unless a lower rate applies to the Non-U.S. Holder under an income tax treaty with the Non-U.S. Holder’s country of residence.
          Backup Withholding and Information Reporting. A Non-U.S. Holder not subject to U.S. federal income tax may nonetheless be subject to backup withholding and information reporting with respect to interest paid on the Notes and with respect to amounts realized on the surrender of the Notes unless the Non-U.S. Holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. Holders should consult their independent tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption.
          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
     12. Additional Information. This Designated Event Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Designated Event Notice does not contain all of the information contained in the Schedule TO. We recommend that you review the Schedule TO and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Designated Event Repurchase Option:

Filing	Date Filed
Annual Report on Form 10-K of the Company for the year ended November 2, 2008	December 24, 2008

Quarterly Reports on Form 10-Q of the Company for the quarters ended February 1, 2009, May 3, 2009 and August 2, 2009	March 12, 2009 June 11, 2009 September 11, 2009

Current Reports on Form 8-K of the Company	November 21, 2008
December 11, 2008
December 17, 2008,
January 16, 2009
February 19, 2009
March 10, 2009
March 17, 2009
May 21, 2009
June 6, 2009
July 15, 2009
August 19, 2009
August 27, 2009
August 28, 2009
September 1, 2009
September 10, 2009
September 15, 2009
September 30, 2009 (two reports)
October 8, 2009
October 9, 2009
October 19, 2009 (two reports)
October 26, 2009
October 30, 2009

Definitive Proxy Statement of the Company	February 4, 2009
     We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Designated Event Notice and before 11:59 p.m., New York City time, on the Designated Event Repurchase Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.
     The SEC file number for these Company filings is 011-14315. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Designated Event Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or calling us at:
NCI Building Systems, Inc.
Investor Relations Department
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788

     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Designated Event Notice, you should rely on the statements made in the most recent document.
     In making your decision as to whether to exercise the Designated Event Repurchase Option, you should read the information about us contained in this Designated Event Notice together with the information contained in the documents to which we have referred you.
     13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Designated Event Repurchase Option.
     14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.
     15. Conflicts. In the event of any conflict between this Designated Event Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.
     None of the Company, its Board of Directors or its employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Designated Event Repurchase Option. Each Holder must make his or her own decision whether to exercise the Designated Event Repurchase Option and, if so, the principal amount of Notes for which to exercise the Designated Event Repurchase Option based on his or her own assessment of current market value and other relevant factors.
NCI BUILDING SYSTEMS, INC.

SCHEDULE A
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF THE COMPANY
The table below sets forth information about our executive officers and directors as of November 5, 2009. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Norman C. Chambers	Chairman of the Board, President and Chief Executive Officer

Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer

Mark W. Dobbins	Executive Vice President and Chief Operating Officer

Charles W. Dickinson	President of Metal Components Division

Bradley D. Robeson	President of NCI Buildings Division

John L. Kuzdal	President of Metal Coil Coating Division

Todd R. Moore	Executive Vice President, General Counsel and Secretary

Eric J. Brown	Executive Vice President and Chief Information Officer

Mark T. Golladay	Vice President, Corporate Development

Richard Allen	Vice President, Finance and Corporate Controller

James G. Berges	Director

Gary L. Forbes	Director

Lawrence J. Kremer	Director

George Martinez	Director

Nathan K. Sleeper	Director
As described in Section 7 hereof, effective as of November 10, 2009, Kathleen J. Affeldt, Jonathan J. Holland and Jonathan L. Zrebiec will be appointed as directors of the Company. To the best of our knowledge after making reasonable inquiry, none of Kathleen J. Affeldt, Jonathan J. Holland and Jonathan L. Zrebiec has beneficial ownership in the Notes.
The business address and telephone number of each executive officer and director is c/o NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064, (281) 897-7788.

A-1